TeleAmerica Television Network
1411 Warner Ave Suite B,
Tustin CA 92780
Phone (714) 716-5000
EXHIBIT

Opinion re legality

TeleAmerica Television Network, Corp have elected California
Attorney, Majid Safaie from Arya Law Center, Professional
Corporation, who will be filing all the required documentation for this Regulation A.